As filed with the Securities and Exchange Commission on January 2, 1998
                                              Registration No.
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                              --------------------
           Delaware                                      63-0589368
     (State or Other Jurisdiction of                  (I.R.S. Employer
     Incorporation or Organization)                  Identification No.)

     417 North 20th Street, Birmingham, AL          35203
     (Address of Principal Executive Offices)       (Zip Code)


          Regions Financial Corporation Directors' Stock Investment Plan

                             (Full Title of Plan)
                              --------------------

                              Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                    (Name and address of agent for service)

                                 (205) 326-7860
          (Telephone Number, Including Area Code, of Agent for Service)
                              --------------------
                                   Copies to:

                               Charles C. Pinckney
                      Lange, Simpson, Robinson & Somerville
                        417 North 20th Street, Suite 1700
                               Birmingham, Al 35203
                                 (205) 250-5000

                              --------------------

                              --------------------
                     CALCULATION OF REGISTRATION FEE

  Title of                                 Proposed maximum          Proposed maximum
 securities to           Amount to be        offering price             aggregate              Amount of
be registered            registered            per share*            offering price**        registration fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.625 per share	72,000		        $41.69		$3,001,680.00		        $885.50
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
*  Calculated pursuant to Rule 457(h) based on the average of the high and low sales prices of Regions Common
Stock on the Nasdaq National Market on December 29, 1997.

                              PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, previously filed by Regions Financial Corporation ("Regions" or the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

        a.Form 10-K Annual Report to the Securities and Exchange Commission, for the year ended December 31, 1996.

        b.All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the period since December 31, 1996.

        c.The description of Regions Common Stock under the heading "Item 1.
          Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description;

     All documents subsequently filed pursuant to Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.


ITEM 4.     DESCRIPTION OF SECURITIES

     Not applicable to this Registration Statement.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL

     Not applicable to this Registration Statement.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
     (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable to this Registration Statement.

ITEM 8.     EXHIBITS.

     See Index to Exhibits.

ITEM 9.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represents a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED HOWEVER, that such undertakings set forth in (i) and (ii) above do not apply to the extent the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     The undersigned Registrant further undertakes, that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 31, 1997.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION


                                          BY: /S/ Richard D. Horsley
                                            -----------------------------
                                                 Richard D. Horsley
                                             Vice Chairman of the Board and
                                              Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                           TITLE                        DATE
--------------------------     ----------------------------     --------------

/S/ J. Stanley Mackin
--------------------------   Chairman of the Board and       December 31, 1997
J. Stanley Mackin            Chief Executive Officer and
(principal executive officer)          Director

/S/ Richard D. Horsley
--------------------------   Vice Chairman of the Board and  December 31, 1997
Richard D. Horsley           Executive Financial Officer
(principal financial officer)          and Director

/S/ Robert P. Houston
--------------------------   Executive Vice President and    December 31, 1997
Robert P. Houston            Comptroller
(principal accounting officer)

/S/ Sheila S. Blair
--------------------------               Director            December 31, 1997
Sheila S. Blair


--------------------------               Director
William R. Boles, Sr.

/S/ James B. Boone, Jr.
--------------------------               Director            December 31, 1997
James B. Boone, Jr.

/S/ Albert P. Brewer
--------------------------               Director             December 31, 1997
Albert P. Brewer

/S/ James S.M. French
--------------------------               Director             December 31, 1997
James S.M. French

/S/ Carl E. Jones, Jr.
--------------------------        President and Chief         December 31, 1997
Carl E. Jones, Jr.                Operating Officer
                                     and Director

/S/ Olin B. King
--------------------------               Director             December 31, 1997
Olin B. King

/S/ Henry E. Simpson
--------------------------               Director             December 31, 1997
Henry E. Simpson


--------------------------               Director
Lee J. Styslinger, Jr.

/S/ Robert J. Williams
--------------------------               Director             December 31, 1997
Robert J. Williams

                             INDEX TO EXHIBITS


                                                      Sequential
Exhibit                                                 Page
Number                    Description                  Number


2.1                Regions Financial Corporation Directors'
                   Stock Investment Plan, as Amended and
                   Restated as of January 1, 1998

23.1               Consent of Ernst & Young LLP.

                                                      Exhibit 2.1


                   REGIONS FINANCIAL CORPORATION

                 DIRECTORS' STOCK INVESTMENT PLAN


















           AMENDED AND RESTATED THROUGH AMENDMENT NO. 3
                     EFFECTIVE JANUARY 1, 1998

                         TABLE OF CONTENTS


ARTICLE                                                       PAGE

      I   DEFINITIONS . . . . . . . . . . . . . . . . . . . . .  1
          (A)   Account . . . . . . . . . . . . . . . . . . . .  1
          (B)   Authorization for Participation . . . . . . . .  1
          (C)   Committee . . . . . . . . . . . . . . . . . . .  2
          (D)   Common Stock. . . . . . . . . . . . . . . . . .  2
          (E)   Company or Companies. . . . . . . . . . . . . .  2
          (F)   Director's Fees . . . . . . . . . . . . . . . .  2
          (G)   Fractional Share. . . . . . . . . . . . . . . .  2
          (H)   Participant . . . . . . . . . . . . . . . . . .  3
          (I)   Plan. . . . . . . . . . . . . . . . . . . . . .  3
          (J)   Plan Year . . . . . . . . . . . . . . . . . . .  3
          (K)   Purchasing Agent. . . . . . . . . . . . . . . .  3
          (L)   Regions . . . . . . . . . . . . . . . . . . . .  3
     II   PARTICIPATION . . . . . . . . . . . . . . . . . . . .  4
    III   PARTICIPANT CONTRIBUTIONS . . . . . . . . . . . . . .  4
     IV   COMPANY CONTRIBUTIONS . . . . . . . . . . . . . . . .  6
      V   ADMINISTRATION OF PLAN. . . . . . . . . . . . . . . .  6
     VI   PLAN ASSETS . . . . . . . . . . . . . . . . . . . . .  8
    VII   STOCK PURCHASE. . . . . . . . . . . . . . . . . . . . 10
   VIII   ALLOCATION OF STOCK . . . . . . . . . . . . . . . . . 13
     IX   ISSUANCE OF STOCK CERTIFICATES. . . . . . . . . . . . 14
      X   DIVIDENDS AND DISTRIBUTIONS . . . . . . . . . . . . . 14
     XI   VOTING RIGHTS . . . . . . . . . . . . . . . . . . . . 15
    XII   REPORTS TO PARTICIPANTS . . . . . . . . . . . . . . . 16
   XIII   WITHDRAWAL FROM PLAN. . . . . . . . . . . . . . . . . 16
    XIV   TERMINATION OF SERVICE. . . . . . . . . . . . . . . . 16
     XV   DEFAULT . . . . . . . . . . . . . . . . . . . . . . . 17
    XVI   EXPENSES. . . . . . . . . . . . . . . . . . . . . . . 18
   XVII   LIMITATION ON THE SALE OF STOCK . . . . . . . . . . . 19
  XVIII   AMENDMENT, TERMINATION, AND SUSPENSION OF THE PLAN. . 19
    XIX   SUSPENSION OR TERMINATION IF STOCK
          PURCHASE IS PROHIBITED. . . . . . . . . . . . . . . . 21
     XX   LOANS . . . . . . . . . . . . . . . . . . . . . . . . 22

                 REGIONS FINANCIAL CORPORATION
                DIRECTORS' STOCK INVESTMENT PLAN

The Regions Financial Corporation Directors' Stock Investment Plan, as heretofore adopted by the Board of Directors of Regions
Financial Corporation and duly amended from time to time, shall contain the following terms and conditions, and only the following terms and conditions.

                            ARTICLE I
                           DEFINITIONS

     When used herein, the following words and phrases shall have the meanings set forth below, unless a different meaning is clearly required by the context of the Plan:

     (A)  Account shall mean the separate account which the Plan
Administrator is required to establish and maintain with respect to each Participant for the purpose of receiving Participant contributions, Company contributions, cash dividends, other amounts, and Common Stock allocated to the Participant, all under and in accordance with the provisions of the Plan.

     (B) Authorization for Participation shall mean the form which an individual must submit to the Secretary of the board of directors on which he or she serves in order to participate in the Plan. Such form shall set forth the Participant's beneficiaries and contingent beneficiaries designated to receive any benefits to which the Participant may be entitled in the event of the Participant's death.

     (C) Committee shall mean the persons appointed by the board of directors of Regions pursuant to Article V to administer the Plan.

     (D) Common Stock shall mean the shares of common stock, $.625 par value, of Regions authorized on the effective date of the Plan, and any shares which may, at any time prior to the date on which such term is applicable, be issued in exchange for shares of such Common Stock, whether in subdivision or in combination thereof and whether as part of a classification or reclassification thereof, or otherwise.

     (E) Company or Companies shall include Regions and each affiliate, subsidiary, or local division thereof, and shall mean any one or more of such entities as the context requires.

     (F) Director's Fees shall mean the total amounts paid by all Companies to a Participant as retainer for services as a director of any Company and fees for attending meetings of the board of directors of any Company, but excluding any fees received by such Participant for attending meetings of any committee of any such board of directors.

     (G) Fractional Share Amount shall mean the amount to be paid, as provided herein, for a Participant's fractional share interest in Common Stock allocated to such Participant's Account, which said amount shall be calculated by multiplying the Participant's fractional share interest by the average price per share at which

Common Stock is purchased by the Purchasing Agent in the purchase transaction immediately preceding payment to the Participant of such amount.

     (H) Participant shall mean a person who is participating in the Plan pursuant to the provisions of Article II and whose participation in the Plan has not terminated.

     (I) Plan shall mean "Regions Financial Corporation Directors' Stock Investment" as set forth herein, together with any amendments thereto.

     (J) Plan Year shall mean the period commencing on the effective date of the Plan in 1984 and ending on December 31, 1984, and, thereafter, the period commencing January 1st of each year and ending on December 31st of such year.

     (K) Purchasing Agent shall mean the person, or persons, or entity, appointed by Regions from time to time to serve as Purchasing Agent under the Plan, which said Purchasing Agent shall not be an affiliate of Regions.

     (L) Regions shall mean Regions Financial Corporation or any successor thereto.

                           ARTICLE II
                          PARTICIPATION

     Any person who is a director of any Company and who is not an employee of any Company is eligible to participate in the Plan. Such person's participation in the Plan shall commence on the first day of the calendar quarter next following the date on which he has submitted an Authorization for Participation to the Secretary of such board on which he or she serves.

     A Participant shall cease to be a Participant in the Plan upon withdrawal from the Plan, in accordance with the provisions of
Article XIII herein, or termination of service, as set forth in
Article XIV herein.

                           ARTICLE III
                    PARTICIPANT CONTRIBUTIONS

     A Participant may authorize contributions to the Plan of all or any part of the Director's Fees paid to such Participant, up to an aggregate maximum amount of $900.00 per quarter, or such other maximum amount as may be determined by the Committee from time to time. A Participant's Authorization for Participation shall specify the monthly (or quarterly, for directors paid on a quarterly basis) amount, in whole dollars, of Director's Fees which are to be contributed to the Plan on behalf of such Participant, and shall specify the portion, in whole dollars, of the contribution attributable to retainer received by the Participant. The contributions specified by each Participant making monthly contributions must be an equal amount for each month, except for the month, if any, for which the Participant has authorized contribution of all or part of his retainer. The amount each Participant contributes to the Plan shall be deducted from the Director's Fees such Participant would otherwise have received. If a Participant's Director's Fees for any contribution period (month or, in the case of directors paid on a quarterly basis, quarter) are less than the amount the Participant has authorized to be contributed to the Plan for such contribution period, then, in such event, the Director's Fees actually paid to such Participant, or to which such Participant is entitled, for such contribution period shall be the maximum amount contributed to the Plan for such contribution period. The difference between the contribution authorized and the contribution actually made for such contribution period for such Participant may not be carried forward or back to any other contribution period.

     Participant contributions may be initially authorized or the amount thereof altered at any time preceding the first day of the calendar quarter for which the authorization or alteration is to become effective, and only by the Participant's submission of an original or revised Authorization for Participation. Participant contributions may be terminated by Participants pursuant to
Article XIII. Participant contributions may be terminated by Regions pursuant to Articles XVIII and XIX herein.

     Each Company will remit Participants' contributions, if any, to the Plan Administrator monthly, on a date to be determined for such Company by the Committee. Upon receipt of Participants' contributions, the Plan Administrator will credit the appropriate Accounts of the Participants.

                           ARTICLE IV
                      COMPANY CONTRIBUTIONS

     Each Company will make contributions to the Accounts of Participants who receive Director's Fees from such Company. Each
Company's contribution for each Participant will be 25% of the amount of such Participant's contribution attributable to Director's Fees paid by such Company.

     Each Company will remit such Company's contributions to the Plan Administrator at the same time it remits Participants' contributions.

     Upon receipt of each Company's contributions, the Plan
Administrator shall credit the appropriate Accounts of the Participants.

                            ARTICLE V
                     ADMINISTRATION OF PLAN

     The Plan will be administered by a Committee comprised of three or more members, who may or may not be members of the board of directors of Regions and who shall be appointed from time to time by the board of directors of Regions and shall serve at the pleasure of such board. The Committee may, from time to time, adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or for providing for matters not specifically covered herein. The Committee shall conduct its business and hold meetings as determined by it from time to time. The Committee may act without a meeting by unanimous consent, in writing, of the action so taken. Committee members may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.

     The Committee shall have all powers necessary or appropriate to enable it properly to carry out its duties in connection with the operation and administration of the Plan, including, but not limited to, the following powers and duties:

     (a)  To construe and interpret the provisions of the Plan;


     (b) To make provision for payment of contributions to the Plan Administrator and to direct and coordinate the Plan Administrator's activities in administering the Plan in accordance with the provisions set forth herein;


     (c) To instruct the Plan Administrator concerning the voting of Common Stock held by the Plan Administrator and either unallocated or for which Participants have not instructed the Plan Administrator with respect to voting; and to instruct the Plan Administrator, as provided in Article VI(B) herein;


     (d) To authorize the execution on behalf of the Companies of any documents required in the administration of the Plan;


     (e)  To establish rules for the administration of the Plan;


     (f) To make determinations from the Companies' records of any facts concerning Participants which are pertinent to the operation of the Plan, such as Director's Fees, eligibility to participate and other information;


     (g) To develop forms to be used in connection with the Plan;


     (h) To supervise the maintenance of records, including those with respect to contributions made, stock purchased and distributed to Participants, and dividends paid to the Plan Administrator:

     (i) To file with the appropriate government agencies any and all reports and notifications required of the Plan and to provide all Participants and designated beneficiaries with any and all reports and notifications to which they are entitled by law;


     (j) To perform any and all other functions reasonably necessary to administer the Plan.


     The Committee may appoint a delegate to assume any one or more of the responsibilities set out above, except those set forth in subsections (C) and (D). The Companies shall indemnify any person involved in the administration of the Plan against all costs, expenses and liabilities, including attorney's fees, incurred in connection with any action, suit or proceeding instituted against such person alleging any act of commission or omission performed by such person while acting in good faith in discharging his or her duties with respect to the Plan. This indemnification is limited to such costs and expenses that are not covered under insurance that may now or hereafter be provided by any Company.

                           ARTICLE VI
                           PLAN ASSETS


     The Plan Administrator shall receive any contributions paid by a Company or Participant in cash. All contributions so received shall be held, managed, and administered pursuant to the terms of this Plan. No part of the Plan assets received by the Plan Administrator shall be used for or diverted to purposes other than for the exclusive benefit of such Participants or their beneficiaries.

     The Plan Administrator may appoint an investment manager or other delegate to assume certain powers and authority in the administration and investment of Plan assets. Such appointments must be in writing, must specify the responsibilities being delegated, and must detail any interpretation of the Plan made by the Committee. Specifically, such delegated powers and authority may include, but shall not be limited to the following:


     (a) To purchase Common Stock of the Company with contributions paid by a Company and Participants and to retain such Common Stock for the Participants.


     (b) To vote any Common Stock of the Company, allocated or unallocated, except that Common Stock of the Company shall be voted only after receipt of written directions of the Committee; to give general or special proxies or powers of attorney with or without power of substitution; and, generally, to exercise any of the powers of an owner with respect to such stocks held on behalf of the Plan Administrator, all subject to instructions by the Committee.


     (c) To cause any Common Stock of the Company held by the delegate, allocated or unallocated, to be registered in the Plan Administrator's or its delegate's own name or in the name of one or more nominees, but the books and records of the delegate shall at all times show that all such investments are part of Plan assets.


     (d) To hold Plan assets in cash or cash balances if any such amounts are in excess of the amount needed to make current stock purchases, without liability for interest thereon.


     (e) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to carry out the powers herein granted.


     (f) To employ suitable agents and counsel (who may be counsel for any Company), and to pay their reasonable expenses and compensation.

     (g) To do all such acts as may be reasonably necessary or desirable to administer the Plan assets, and to carry out and satisfy the purposes and intent of this Plan.


     Any investment manager or other delegate appointed by the Committee shall keep accurate and detailed accounts of all receipts, disbursements, and other transactions hereunder. All accounts, books, and records relating to such transactions shall be open to inspection and audit at all reasonable times by any person designated by the Committee.

     On or before the sixtieth (60th) day following the close of each Plan Year and within sixty (60) days after removal or a resignation of the Plan Administrator, any investment manager appointed by the Committee shall file with the Committee a written account setting forth all receipts, disbursements, and other transactions effected during such fiscal year or during the period from the close of the last fiscal year to the date of such removal or resignation, and setting forth the current status of the Plan assets.

                           ARTICLE VII
                         STOCK PURCHASE

     The purchase of, or subscription for, Common Stock of Regions, as provided herein, shall be the responsibility of the Purchasing Agent, which shall not be an affiliate of any Company. The Plan Administrator shall notify the Purchasing Agent of the amount of funds in the Participants' Accounts available for investment as soon as practical after receipt of the funds. The

Purchasing Agent shall apply said amount to the purchase of shares of Common Stock of Regions promptly after such notification and, in any event, within thirty (30) days after such notification, unless a longer period is necessary to comply with federal securities laws. Common Stock of Regions may be purchased by the Purchasing Agent on the open market, in privately negotiated transactions, or upon exercise of any conversion privileges, subscription rights, or other options with respect to any and all Common Stock held as part of the Plan assets. Immediately upon the purchase of Common Stock of Regions, the Purchasing Agent shall notify the Plan Administrator of the amount of funds invested in such Common Stock and the Plan Administrator shall promptly remit said amount to the Purchasing Agent.

     Except as provided in the preceding paragraph, the Purchasing Agent shall have no authority over, or responsibility for, the management and investment of the assets of the Plan. The Purchasing Agent shall have all powers necessary or appropriate to enable it to properly carry out its duties in connection with the purchase of, or subscription for, Common Stock of Regions pursuant to this Plan, including, but not limited to, the following powers and duties:

     (a) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to enable the Purchasing Agent to carry out the powers herein granted;


     (b) To employ suitable agents and counsel (who may be counsel for any Company), subject to the approval of

          Regions; and to pay the reasonable expenses and compensation of such agents and counsel; and


     (c) To exercise any conversion privileges, subscription rights, or other options with respect to Common Stock of Regions held as a part of the Plan assets and to make any payments incidental thereto.


     The Purchasing Agent shall be paid by Regions such reasonable compensation as shall from time to time be agreed upon by Regions and the Purchasing Agent. In addition, the Purchasing
Agent shall be reimbursed by Regions for any reasonable expenses incurred in connection with its duties herein.

     Neither the Committee, the Plan Administrator, nor any Company shall have any direct or indirect control or influence over the times when, or the prices at which, the Purchasing Agent may purchase Common Stock of Regions, the amounts of such Common Stock to be purchased, the manner in which such Common Stock is to be purchased, or the selection of a broker or dealer through which purchases may be executed.

     Neither the Purchasing Agent, the Committee, the Plan Administrator, nor any Company shall have any responsibility as to the value of Common Stock of Regions acquired for any Participant's Account. If the Purchasing Agent reasonably believes that any purchase of shares of the Common Stock of Regions under this Plan would violate any legal requirement, restriction, or limitation imposed at any time by any governmental authority, including, but not limited to, the Securities and Exchange Commission, the Purchasing Agent may request Regions to furnish an opinion of counsel that such purchase would be permissible under the applicable circumstances, and, in the absence of the receipt of a requested opinion, the Purchasing Agent will have no duty to purchase Common Stock under such circumstances. Accordingly, neither the Purchasing Agent, the Committee, the Plan Administrator, nor any Company shall be liable in any way, if, as a result of such restrictions or limitations, the whole amount of funds available in the Participants' Accounts for purchase of Common Stock of Regions is not applied to the purchase of such shares at the times herein otherwise provided or contemplated.

                          ARTICLE VIII
                       ALLOCATION OF STOCK

     After each purchase of Common Stock for the Plan by the Purchasing Agent, the Purchasing Agent will advise the Plan Administrator of the number of shares purchased and of the average cost per share of such Common Stock. The Plan Administrator will then allocate such Common Stock to the Accounts of Participants according to the cash balances in their respective Accounts, charging each Participant's Account with the average cost of the Common Stock allocated to the Participant's Account. Full shares and any fractional share interest in a share (to four decimal places) will be allocated.

                           ARTICLE IX
                 ISSUANCE OF STOCK CERTIFICATES


     Upon receipt of a written request by a Participant, the Plan Administrator shall issue stock certificates for the number of full shares of Common Stock of Regions in such Participant's Account requested by the Participant. A Participant may request issuance of stock at any time during a Plan Year. An administrative fee in an amount to be determined from time to time by the Committee shall be charged to the Participant for each such issuance after the first issuance of stock certificates during any Plan Year.

                            ARTICLE X
                   DIVIDENDS AND DISTRIBUTIONS

     Cash dividends attributable to the Common Stock held in a Participant's Account will be allocated by the Plan Administrator to such Participant's Account for reinvestment in Common Stock. Stock dividends and stock splits attributable to the Common Stock held in a Participant's Account will be allocated by the Plan Administrator to such Participant's Account.

     The Plan Administrator, subject to instructions by the Committee, shall have full discretion to sell or allow to expire any stock rights, warrants, or other property applicable to Common Stock held in the Plan. The Purchasing Agent, in its discretion, may exercise any or all of such stock rights or warrants applicable to Common Stock held in the Plan for which sufficient funds are available under the Plan, and the Plan Administrator may sell or allow to expire the balance, if any, of such rights or warrants. Cash received by the Plan Administrator from the sale of any stock rights, warrants or other property will be allocated to each Participant's Account to the extent such property is attributable to Common Stock allocated to such Participant's Account. By participating in the Plan, each Participant delegates to the Committee, the Plan Administrator, or the Purchasing Agent, as the case may be, full discretion to sell, allow to expire, or exercise any and all rights and warrants relating to Common Stock held in the Plan.

                           ARTICLE XI
                          VOTING RIGHTS

     The Plan Administrator or its delegate may vote any Common Stock allocated to a Participant's Account only upon receipt of written instructions from the Participant to whose Account such Common Stock is allocated. The Committee may vote any Common Stock either unallocated or for which Participants have not so instructed the Plan Administrator with respect to voting, except that such stock, including Common Stock of the Company, may be voted by a delegate but only after receipt of written directions of the Committee. If a stock certificate has been issued to the Participant, he shall have the rights of an ordinary stockholder in regard to such shares, and the Committee and its delegate shall have none with respect to such Common Stock.

                           ARTICLE XII
                     REPORTS TO PARTICIPANTS

     As soon as is practicable following the end of each Plan Year, or more often at the direction of the Committee, the Plan Administrator will send to each Participant a written report of any transactions in such Participant's Account and of the balance in such Participant's Account as of the date of the report.

                          ARTICLE XIII
                      WITHDRAWAL FROM PLAN

     A Participant may withdraw from the Plan by notice in writing to the Secretary of the board of directors on which he serves. As promptly as is practicable, the Plan Administrator will distribute to the former Participant a certificate for the number of full shares allocated to such Participant's Account, together with a check for any Fractional Share Amount and any remaining balance in such Participant's Account.

                           ARTICLE XIV
                     TERMINATION OF SERVICE

     Participation in the Plan by a Participant shall automatically terminate, without notice, upon termination of the Participant's service for which the Participant receives

Director's Fees, whether such termination is by reason of by death, retirement or otherwise. If termination is other than by death, the former Participant shall receive, as soon as is practicable, a certificate for any number of full shares allocated to said Participant's Account and not previously distributed, together with a check for any Fractional Share Amount and any remaining balance in his or her Account. If termination is by reason of death, settlement will be made in the same manner but will be made with the Participant's beneficiary or contingent beneficiary designated on such Participant's Authorization for Participation. If the Participant has not so designated a beneficiary or contingent beneficiary, or if the designated beneficiary or contingent beneficiary does not survive the Participant, settlement will be made with the Participant's duly appointed legal representative after satisfaction of any applicable legal requirements; or, if there is no duly appointed legal representative, settlement will be made with the Participant's surviving spouse, if any, or if there is no surviving spouse, in equal shares to the Participant's children, if any; and, if there are no surviving spouse or children, settlement will be made with the Participant's next of kin.

                           ARTICLE XV
                             DEFAULT

     Notwithstanding any provision herein to the contrary, if any Participant admits that he or she is guilty, or is convicted in a court of competent jurisdiction, of any crime resulting from dishonesty in the affairs of any Company, and if any Company suffers any monetary loss in connection therewith and the amount of such loss shall be admitted by such Participant or proved to the satisfaction of the Committee, or if the Participant is indebted to any Company, and the Committee determines that such debt is uncollectible, any balance in such Participant's Account, whether representing contributions of the Participant or of any Company, and any shares of Common Stock in said Participant's Account represented by certificates not yet issued in the Participant's name, shall be available to reimburse Regions or any Company for its loss.

                           ARTICLE XVI
                            EXPENSES

     Regions will bear the cost of administering the Plan, including any compensation to the Plan Administrator or others and any transfer taxes incurred in transferring Common Stock from the Plan to the Participants. Expenses which an individual would normally pay upon the purchase of stock from a broker, including any broker's fees, commissions, postage or other transaction costs actually incurred, will be included in the cost of the Common Stock to the Participant.

                          ARTICLE XVII
                 LIMITATION ON THE SALE OF STOCK

     No Common Stock will be sold under the Plan to any person in any state where the sale of such Common Stock is not permitted under the applicable law of such state. For purposes of this
Article XVII, the sale of Common Stock is not permitted under the applicable laws of a state if, inter alia, the securities laws of such state would require this Plan or the Common Stock offered pursuant hereto, to be registered in such state and the Plan or Common Stock is not registered therein.

                          ARTICLE XVIII
       AMENDMENT, TERMINATION, AND SUSPENSION OF THE PLAN

     Regions reserves the right, by action of its board of directors, to amend the Plan at any time; provided, that no amendment shall affect or diminish any Participant's right to the benefit of contributions made by such Participant or any Company prior to the date of such amendment, and provided, further, that Regions may not amend, more than once in any six-month period, the provisions of Article IV which set forth the basis for determining the amount of Company contributions to the Accounts of such Company's Participants.

     Regions reserves the right, by action of its board of directors, to terminate the Plan. In such event, there will be no further Participant contributions and no further Company contributions to the Plan, but the Plan Administrator shall remit any available funds to the Purchasing Agent for purchases of Common Stock out of such funds. The Plan Administrator shall then allocate Common Stock in the usual manner to the Accounts of Participants who were participating in the Plan on the date of such termination. Within sixty (60) days after the date of such allocation, the Plan Administrator shall sell any fractional share interests at the then fair market value of the Common Stock and shall deliver to each such former Participant a certificate for all the full shares allocated to such Participant's Account, a check for the Participant's pro rata share of the proceeds of sale of the fractional share interests and any remaining balance in his or her Account.

     Regions reserves the right to suspend all Company contributions to the Plan for such period that the board of directors of Regions determines that the financial condition of Regions warrants such suspension. Upon Regions' suspension of contributions, no Company contributions shall be made by any Company or accepted by the Plan Administrator. During the time Company contributions are suspended, the Committee shall determine whether Participant contributions are to be continued or suspended. If the Committee permits the continuance of Participant contributions, each Participant may elect to continue or suspend contributions on his or her own behalf. If a Participant elects to continue contributions, those contributions shall be made as provided in Article III, and, in such event, neither Regions nor any Company shall be under any obligation at any future date to make contributions with respect to such Participant's contributions made during such period of suspension of Company contributions. During any period of suspension described in this Article XVIII, the Plan shall continue normal operation to the extent such normal operation is practicable.

                           ARTICLE XIX
               SUSPENSION OR TERMINATION IF STOCK
                     PURCHASE IS PROHIBITED


     In addition to all rights to terminate or suspend the Plan otherwise reserved herein, the Plan may be suspended or terminated by Regions, at the option of the Regions, if the Plan's continuance would, for any reason, be prohibited under any federal or state law, even though such prohibition arises because of some act on the part of Regions, such as Regions engaging in a distribution of securities. If the Plan is suspended under this
Article XIX, no contributions will be made by any Company or Participant and no Common Stock will be purchased until operation of the Plan is restored by Regions. If the Plan is terminated pursuant to this Article XIX, there will be no further Company contributions and no further Participant contributions and there will be no additional Common Stock purchases by the Purchasing Agent. Within sixty (60) days after termination pursuant to this
Article XIX, the Plan Administrator shall sell any fractional share interests at the then fair market value of the Common Stock and deliver to each former Participant who was participating in the Plan on the date of termination a certificate for all the full shares allocated to his or her Account, plus a check for the Participant's pro rata share of the proceeds of sale of the fractional share interests, and any remaining balance in his or her Account.

     The provisions of this Plan shall be interpreted in accordance with, and governed by, the laws of the State of Alabama.

                           ARTICLE XX
                              LOANS

     A Participant shall be able to assign or otherwise pledge as security for a loan the Common Stock of Regions allocated to his Stock Share Account, to the extent that such account is not otherwise assigned or attached by voluntary or involuntary act. The Committee shall promulgate rules or regulations consistent with this Article XX to administer a loan program which allows plan assets to be used as security for a loan, including establishing a minimum Stock Share balance which may secure a loan. Notwithstanding the foregoing, the Committee may delegate the administration of such loan program to another person.

     IN WITNESS WHEREOF, Regions Financial Corporation, by and through a resolution of the Directors Personnel Committee, has caused this Amended and Restated Regions Financial Corporation Directors' Stock Investment Plan to be executed as of this the 1st day of January, 1998.


                              REGIONS FINANCIAL CORPORATION



                              By: /s/ J. Stanley Mackin
                                 J. Stanley Mackin
                                 Its:  Chairman of the Board
                                 and Chief Executive Officer




ATTEST:

/s/ Samuel E. Upchurch, Jr.
Samuel E. Upchurch, Jr.
Its:  Corporate Secretary

                                                   EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Regions Financial Corporation Directors' Stock Investment Plan of our report dated February 4, 1997, except for the last two paragraphs of Note Q as to which the date is March 13, 1997, with respect to the consolidated financial statements of Regions Financial Corporation incorporated by reference in its Annual report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


Birmingham, Alabama
December 30, 1997